Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2006 (except as to Note 2, “Reverse Stock Split,” as to which the date is June 28, 2006), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-133485) and related Prospectus of Jazz Semiconductor, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Orange County, California

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 2 to the consolidated financial statements.

/s/ Ernst & Young LLP

Orange County, California

July 11, 2006